EXHIBIT 23.0



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2006, relating to the consolidated financial statements of First Federal Bancshares of Arkansas, Inc. and subsidiaries, and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of First Federal Bancshares of Arkansas Inc. for the year ended December 31, 2005.



/s/ Deloitte & Touche LLP

Little Rock, Arkansas
June 27, 2006